Exhibit 99.1

GlobalSantaFe Board Approves 50% Increase in Quarterly Cash Dividend

HOUSTON, Dec 08, 2005 /PRNewswire-FirstCall via COMTEX News Network/ — GlobalSantaFe Corporation (NYSE: GSF) today announced that its Board of Directors has increased the company’s quarterly cash dividend to 22.5 cents per ordinary share. The dividend is payable on Jan. 13, 2006, to shareholders of record as of the close of business on Dec. 30, 2005.

Today’s approval of a quarterly cash dividend increase is the second by GlobalSantaFe’s Board of Directors this year. In June 2005, the Board elected to double the quarterly dividend to 15 cents from 7.5 cents per ordinary share.

About GlobalSantaFe

GlobalSantaFe is a leading worldwide offshore oil and gas drilling contractor offering a full range of equipment and drilling management services. The company’s diverse and technologically advanced fleet of 59 offshore rigs includes premium and heavy-duty, harsh-environment jackups, semisubmersibles, and dynamically positioned ultra-deepwater drillships. The company also operates two semisubmersibles owned by others. GlobalSantaFe is the world’s leading provider of turnkey drilling and drilling management services. More information can be found at http://www.globalsantafe.com.

Contact Information

Investors:	Media:
Richard Hoffman	Jeff Awalt
Tel: 281-925-6441	Tel: 281-925-6448

SOURCE GlobalSantaFe Corporation

investors, Richard Hoffman, +1-281-925-6441, or media, Jeff Awalt, +1-281-925-6448,

both of GlobalSantaFe Corporation

http://www.prnewswire.com